Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of November 3, 2023, by and among HSBC BANK USA, NATIONAL ASSOCIATION (together with its successors and assigns, “Bank”), AVEPOINT, INC., a Delaware corporation (“Borrower”) and each of the Guarantors (as defined below) party hereto from time to time.

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.    Definitions

. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2.    Accounting Terms

.

(a)    Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, operating and capital leases will be treated in a manner consistent with their treatment under GAAP as in effect on December 31, 2022, notwithstanding any modifications or interpretive changes thereto that have occurred thereafter. Notwithstanding the foregoing, with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied.

(b)    Changes in GAAP. If the Borrower notifies the Bank that the Loan Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

2.	LOAN AND TERMS OF PAYMENT.

2.1.    Credit Extensions.

(a)    Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank or any of its Affiliates to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)    Advances under Revolving Line.

(i)    Amount. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the Availability Amount. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.

(ii)    Form of Request; Term SOFR Rate Advances.

(1)    Whenever Borrower desires an Advance, Borrower will notify Bank by email no later than 12:00 noon, New York City time, two (2) Business Days prior to the date that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C (a “Payment/Advance Form”). Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any email notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to an account, and pursuant to wire instructions, designated in writing by Borrower to Bank.

(2)    Borrower may borrow up to five (5) different Term SOFR Rate Advances (each of which Term SOFR Rate Advances must be in the minimum amount of One Million Dollars ($1,000,000.00) or, if greater, in an integral multiple of Two Hundred Thousand Dollars ($200,000.00)), provided that such selection is otherwise made in strict compliance with the terms of this Agreement. If Borrower fails to deliver a timely notice with respect to an outstanding Term SOFR Rate Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be continued as a Term SOFR Rate Advance.

(iii)    Revolving Note. The Revolving Line shall be evidenced by a promissory note payable to the Bank, substantially in the form of Exhibit E (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Note”), executed by Borrower and delivered to Bank on the Closing Date. The Revolving Note shall be in a stated maximum principal amount equal to the Revolving Line.

(c)    Increase in Revolving Line. Borrower may, during the term of this Agreement, request an increase in the Revolving Line upon written notice to Bank, as long as (i) the requested increase is in a minimum amount of One Million Dollars ($1,000,000.00) or, if greater, in an integral multiple of Two Hundred Thousand Dollars ($200,000.00) and is offered on the same terms as the existing Revolving Line, except for a closing fee mutually agreed between Bank and Borrower, it being understood that such closing fee shall not be in excess of an amount equal to 0.30% of the aggregate amount of such increase in the Revolving Line, and (ii) total increases under this Section do not exceed Twenty Million Dollars ($20,000,000.00). Provided the conditions set forth in Section 3.2 are satisfied and Bank agrees to such increase request, the Revolving Line shall be increased by the requested amount on a date agreed upon by Bank and Borrower. Bank and Borrower shall execute and deliver such documents and agreements as Bank deems appropriate to evidence the increase in the Revolving Line, it being understood that such documents and agreements shall be no more restrictive to Borrower than the terms set forth herein and in the other Loan Documents.

2.2.    Prepayments.

(a)    Mandatory Prepayments. If the Total Outstandings exceed the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

(b)    Optional Prepayments. Borrower may, upon notice to Bank, at any time or from time to time voluntarily prepay Advances in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to Bank and be received by Bank not later than 11:00 a.m., (x) in the case of a prepayment of Term SOFR Rate Advances, three (3) Business Days prior to any date of prepayment and (y) in the case of prepayment of Prime Rate Advances, one (1) Business Day prior to any date of prepayment; and (ii) any prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Interest Period of such Advances. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of an Advance shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.6

2.3.    Interest Rates, Payments, and Calculations.

(a)    Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to Term SOFR for the applicable Interest Period plus the Applicable Margin (each such Advance, a “Term SOFR Rate Advance”). Notwithstanding anything contained herein to the contrary, in the event any Advances accrue interest at a floating per annum rate equal to the Prime Rate as a result of any of the events described in Section 2.6 or otherwise, such Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the Prime Rate plus the Applicable Margin.

(b)    Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3.0) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations inclusive of the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)    Payments. Interest hereunder shall be due and payable on each Interest Payment Date. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable for the Advances. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable for the Advances. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)    Computation. With respect to Obligations bearing interest at the Prime Rate, in the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.4.    Crediting Payments

. While no Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon New York time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension. Bank may, with the prior written consent of Borrower, debit any of Borrower’s deposit accounts for principal and interest payments or any other amounts Borrower owes Bank when due.

2.5.    Fees

. Borrower shall pay to Bank the following:

(a)    Facility Fee. A fee equal to Ninety Thousand Dollars ($90,000.00), which shall be fully-earned, payable and nonrefundable on the Closing Date.

(b)    Unused Facility Fee. A quarterly unused facility fee equal to the Applicable Margin of the daily Availability Amount during the period from and including the Closing Date to but excluding the date on which the Revolving Line terminates, computed on the basis of a 360-day year and the actual number of days elapsed, and which fee shall be (i) payable on the first Business Day of each quarter (commencing with the quarter ending December 31, 2023), (ii) fully-earned and nonrefundable, and (iii) computed on a quarterly basis in arrears; and

(c)    Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

(d)    Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make Advances hereunder. Bank may, with the prior written consent of Borrower, deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.4.

2.6.    Additional Provisions Regarding Term SOFR Rate Advances.

(a)    Compensation for Losses. In the event that (i) any payment of a Term SOFR Rate Advance is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including upon demand by Bank), (ii) the conversion of any Term SOFR Rate Advance other than on the last day of the Interest Period applicable thereto, or (iii) the failure to convert, continue, borrow or prepay any Term SOFR Rate Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Bank for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of Bank delivered to Borrower and setting forth any amount or amounts that Bank is entitled to receive pursuant to this paragraph shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate upon demand.

(b)    Increased Costs.

(i)    Increased Costs Generally. If any Change in Law shall:

(1)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank;

(2)    subject Bank to any taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3)    impose on Bank any other condition, cost or expense (other than taxes) affecting this Agreement or Advances made by Bank;

and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon request of Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(ii)    Capital Requirements. If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the commitments of Bank hereunder to make Advances, the Advances made by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(iii)    Certificates for Reimbursement. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iv)    Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(c)    Inability to Determine Rates. Subject to sub-clause (d) below, if, on or prior to the first day of any Interest Period, Bank reasonably determines that, (1) Term SOFR cannot be determined pursuant to the definition thereof, (2) adequate and reasonable means do not exist for ascertaining Term SOFR for an Interest Period with the duration of such Interest Period, or (3) Term SOFR for any requested Interest Period with respect to a proposed Advance does not adequately and fairly reflect the cost to Bank of funding such Advance, Bank will promptly so notify Borrower. Thereafter, the obligation of Bank to make or maintain Advances with an interest rate based on Term SOFR shall be suspended until Bank revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for an Advance or, failing that, will be deemed to have converted such request into a request for an Advance with an interest rate based on the Prime Rate in the amount specified therein.

(d)    Effect of Benchmark Transition Event.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Bank may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Bank has posted such proposed amendment to the Borrower so long as the Bank has not received, by such time, written notice of objection to such amendment from the Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.6(d) will occur prior to the applicable Benchmark Transition Start Date. No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.6(d).

(ii)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)    The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Bank will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to sub-clause (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section 2.6(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.6(d).

(iv)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Rate Advance of, conversion to or continuation of Term SOFR Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Advances with an interest rate based on the Prime Rate.

(e)    Illegality. If Bank reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank or its applicable lending office to make, maintain, or fund Advances the interest rate of which is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by Bank to Borrower, any obligation of Bank to make or continue such Advances shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Bank, prepay or, if applicable, convert all Advances to Advances with an interest rate based upon the Prime Rate, either on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such Advances to such day, or immediately, if Bank may not lawfully continue to maintain such Advances. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.6(a).

2.7.    Term; Reduction of Revolving Line.

(a)    This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations or obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Bank) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

(b)    Borrower may, at any time, reduce or terminate the Revolving Line; provided, that each partial reduction of the Revolving Line shall be in a minimum amount of One Million Dollars ($1,000,000.00) or in an integral multiple of Five Hundred Thousand Dollars ($500,000.00) in excess thereof. Borrower shall notify Bank of any election to reduce or terminate the Revolving Line at least three (3) Business Days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. In furtherance of the foregoing, subject to Section 12.8, Borrower may terminate this Agreement at any time, without premium or penalty, and provided all Obligations have been paid in full (other than inchoate indemnity obligations or obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Bank). Borrower shall not terminate or reduce the Revolving Line if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Revolving Line. Any reductions of the Revolving Line shall be permanent.

2.8.    Taxes.

(a)    Any and all payments by the Loan Parties under any Loan Document shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any tax from any such payment by Bank, then Bank shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and, if such tax is imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document (an “Indemnified Tax”), then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the avoidance of doubt, Indemnified Taxes shall not include Excluded Taxes.

(b)    Each Loan Party hereby indemnifies Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by Bank, the Loan Parties shall pay such Indemnified Taxes directly to the relevant taxing authority or governmental authority; provided that Bank shall not be under any obligation to provide any such notice to any Loan Party. A certificate as to the amount of such payment or liability delivered to any Loan Party by Bank shall be conclusive absent manifest error.

3.	CONDITIONS OF CLOSING AND CREDIT EXTENSIONS.

3.1.    Conditions Precedent to Closing

. The effectiveness of this Agreement (the “Closing”) is subject to the following conditions precedent:

(a)    Bank shall have received, in form and substance satisfactory to Bank, the following:

(i)    a duly executed copy of this Agreement;

(ii)    a duly executed copy of the Revolving Note;

(iii)    a duly executed copy of the Pledge Agreement;

(iv)    an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of each Loan Document to which it is a party, and certifying as to true, correct and complete attached copies of the Operating Documents and good standing certificate of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of incorporation as of a date no earlier than thirty (30) days prior to the Closing Date;

(v)    proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that Bank may deem necessary or desirable in order to perfect the Liens created hereunder, covering the Collateral described herein;

(vi)    evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect;

(vii)    payment of the fees and Bank Expenses then due specified in Section 2.5;

(viii)    current SOS Reports from the Secretary of State of Delaware indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(ix)    a duly executed copy of the Perfection Certificate;

(x)    copies of the (A) documentation and other information requested by Bank in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least three (3) Business Days prior to the Closing Date and (B) at least three (3) Business Days prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(xi)    a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Section 3.1(c) have been satisfied and (B) that there has been no event or circumstance since December 31, 2022 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xii)    a certificate from Borrower’s chief financial officer or senior vice president of finance attesting that the Borrower and its Subsidiaries, on a consolidated basis and taken as a whole, are Solvent as of the Closing Date; and

(xiii)    evidence that the Existing Credit Agreement and the Loan Documents (as defined therein) have been terminated and all Liens securing obligations thereunder have been released;

(b)    Bank shall have completed a due diligence investigation of Borrower and its Subsidiaries in scope, and with results, satisfactory to Bank, and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as Bank shall have requested;

(c)    (i) the representations and warranties contained herein and in any other Loan Document shall be true and correct in all respects on and as of the Closing Date, and (ii) no Default or Event of Default has occurred and is continuing;

(d)    The Loan Parties shall be in compliance with the financial covenants set forth in Section 6.7 tested for the period of four (4) consecutive fiscal quarters ending with the end of the fiscal quarter ending on June 30, 2023; and

(e)    Bank shall receive other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2.    Conditions Precedent to all Credit Extensions

. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)    timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)    (i) the representations and warranties contained herein and in any other Loan Document shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that (x) any representations and warranties that already are qualified or modified by materiality in the text thereof and (y) those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and (ii) no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4.	CREATION OF SECURITY INTEREST.

4.1.    Grant of Security Interest.

(a)    Each Loan Party grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by such Loan Party of each of its covenants and duties under the Loan Documents. Except for Permitted Prior Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Each Loan Party also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations or obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Bank) are outstanding. Upon Bank’s written confirmation of payment in full of the Obligations (other than inchoate indemnity obligations or obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Bank), and the termination of Bank’s obligation to extend Credit Extensions hereunder, Bank shall release its security interest in the Collateral (at Borrower’s sole cost and expense) and deliver such documents and agreements reasonably required in order to acknowledge such release.

(b)    Each Loan Party acknowledges that it or its Subsidiaries previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank or Bank’s Affiliates. Regardless of the terms of any Bank Services Agreement, each Loan Party agrees that any amounts such Loan Party or any of its Subsidiaries owes Bank or Bank’s Affiliates thereunder shall be deemed to be Obligations hereunder and that it is the intent of each Loan Party and its Subsidiaries and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Prior Liens).

(c)    If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Advances has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (i) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (ii) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.

4.2.    Perfection of Security Interest

. Each Loan Party authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (a) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Each Loan Party shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Loan Party shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, such Loan Party shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.10, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) subject to Section 6.6, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a Control Agreement. No Loan Party will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Each Loan Party from time to time may deposit with Bank specific cash collateral to secure specific Obligations. Each Loan Party authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by such Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. If any Loan Party shall acquire a commercial tort claim with a value in excess of $500,000, such Loan Party shall notify Bank of the general details thereof in the Compliance Certificate required to be delivered under this Agreement following such event and shall grant to Bank in a writing signed by such Loan Party and delivered with such Compliance Certificate a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3.    Right to Inspect

. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Loan Parties’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Loan Party’s and its Subsidiaries’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants, for itself and its Subsidiaries, as follows:

5.1.    Due Organization and Qualification

. Each Loan Party and its Subsidiaries is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2.    Due Authorization; No Conflict; Enforceability

. The execution, delivery, and performance of the Loan Documents are within such Loan Party’s powers, have been duly authorized, and (a) are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s Operating Documents, (b) do not contravene, conflict with, constitute a default under or violate any material requirement of applicable law, (c) do not contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority in the United States by which any Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (d) do not require any action by, filing, registration, or qualification with, or approval from, any Governmental Authority in the United States (except such approvals which have already been obtained and are in full force and effect), and (e) do not constitute an event of default under any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms.

5.3.    Collateral

. Each Loan Party has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value in excess of One Hundred Thousand Dollars ($100,000.00), is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as expressly permitted by Section 6.6 or otherwise in this Agreement, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4.    Intellectual Property

. Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own, except for licenses granted by such Loan Party to its customers in the ordinary course of business, off-the-shelf and similar non-customized inbound licenses for applications of third parties used in connection with such Loan Party’s business and products, open source software licenses and licenses, if any, set forth on the Schedule. To the best of each Loan Party’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to any Loan Party that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5.    Name; Location of Chief Executive Office

. Except as disclosed in the Schedule, no Loan Party has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Loan Party is located in the Chief Executive Office State at the address indicated in the Perfection Certificate.

5.6.    Actions, Suits, Litigation, or Proceedings

. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably result in liability involving more than Five Hundred Thousand Dollars ($500,000.00) individually or One Million Dollars ($1,000,000.00) in the aggregate.

5.7.    Financial Statements; No Material Adverse Effect or Default.

(a)    All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.

(b)    Since the date of the most recent financial statements submitted to Bank, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    The audited financial statements of Borrower delivered pursuant to Section 3.1(a)(xv) or, after the Closing Date, Section 6.2(a)(ii), (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(d)    No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.8.    Solvency; Payment of Debts

. The Borrower and its Subsidiaries, on a consolidated basis and taken as a whole, are Solvent.

5.9.    Compliance with Laws and Regulations.

(a)    Each Loan Party and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Loan Party’s or any Subsidiary’s failure to comply with ERISA that is reasonably likely to result in any Loan Party’s or any Subsidiary’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System). As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of Borrower, threatened. Each Loan Party and each Subsidiary has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Loan Party and each Subsidiary is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Loan Party or any Subsidiary has, violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.

(b)    Each Loan Party and each Subsidiary have filed or caused to be filed all tax returns and reports required to be filed, and have paid, or have made adequate provision for the payment of, all taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is unaware of any claims or adjustments proposed for any of such Loan Party’s or any of its Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by such Loan Party or such Subsidiary, except, with respect to any Subsidiary (other than any Guarantor), such claims or adjustments that could not reasonably be expected to result in a Material Adverse Effect on such Subsidiary’s business.

(c)    With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Subsidiary that is not subject to United States law (a “Foreign Plan”):

(i)    any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)    the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)    each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.10.    Subsidiaries

. Except as set forth on the Schedule, no Loan Party or any Subsidiary owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11.    Government Consents

. Each Loan Party and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12.    Inbound Licenses

. Except as disclosed on the Schedule, no Loan Party is a party to, nor is bound by, any material inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license or agreement or any other property.

5.13.    Shares

. Each Loan Party has full power and authority to create a first lien on the applicable Shares and no disability or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement. To each Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Loan Party knows of any reasonable grounds for the institution of any such proceedings. None of the Shares are certificated or otherwise evidenced by a “security certificate” (as that term is used in Article 8 of the Code).

5.14.    Full Disclosure

. No representation, warranty or other statement made by any Loan Party in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.15.    Insurance

. The insurance maintained by or on behalf of Borrower and its Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. All premiums in respect of such insurance have been paid.

5.16.    Beneficial Ownership Certification

. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.17.    Sanctions

. None of Borrower, any of its Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of Borrower or any of its Subsidiaries is Person that is, or is owned or controlled by Persons that are, (a) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or any other relevant sanctions authorities (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the target of Sanctions, including currently, the Crimea region, Cuba, Iran, North Korea and Syria.

5.18.    Anti-Bribery Laws

. None of Borrower or any of its Subsidiaries nor to the knowledge of Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, Borrower and, to the knowledge of Borrower, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.19.    Perfection Certificate

. In connection with this Agreement, each Loan Party has delivered to Bank a completed certificate signed by such Loan Party, entitled “Perfection Certificate” (the “Perfection Certificate”). Each Loan Party represents and warrants to Bank that (a) such Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Loan Party’s organizational identification number or accurately states that such Loan Party has none; (d) the Perfection Certificate accurately sets forth such Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); (e) except for such changes related to the Borrower’s initial public offering which occurred in July of 2021, such Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Loan Party and each of its Subsidiaries is accurate and complete (it being understood and agreed that such Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement). If such Loan Party is not now a registered organization but later becomes one, such Loan Party shall promptly notify Bank of such occurrence and provide Bank with such Loan Party’s organizational identification number.

6.	AFFIRMATIVE COVENANTS.

Each Loan Party, for itself and its Subsidiaries, covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations or obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Bank), and for so long as Bank may have any commitment to make an Advance hereunder, such Loan Party shall, and shall cause its Subsidiaries to, do all of the following:

6.1.    Good Standing and Government Compliance

. Maintain its organizational existence and good standing in its state of formation (except to the extent a change with respect to a Subsidiary is in the best interest of Borrower and the Subsidiaries, and such change does not result could not be reasonably expected to result in an Material Adverse Effect), and maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and furnish to Bank the organizational identification number issued to such Loan Party or Subsidiary by the authorities of the jurisdiction in which such Loan Party or Subsidiary is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2.    Financial Statements, Reports, Certificates.

(a)    Deliver to Bank: (i) if information is not timely filed with the Securities and Exchange Commission, as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement, cash flow statement and recurring revenue report covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) if information is not timely filed with the Securities and Exchange Commission, as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission within five (5) days of filing with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to such Loan Party or such Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more or any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than sixty (60) days after the end of each fiscal year, Borrower’s financial and business projections and budget (on a quarterly basis, including income statements) for the immediately following year, with evidence of approval thereof by Borrower’s Board of Directors, and contemporaneously with delivery or approval by Borrower’s Board of Directors, any updates or changes thereto; (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time, (viii) promptly following any request therefor, information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, (ix) prompt notice of the creation or acquisition of any Subsidiary, and (x) within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of governmental approvals or requirements of law or that could reasonably be expected to have a material effect on any of the governmental approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

(b)    Within (x) forty-five (45) days after the last day of each quarter ending on March 31st, June 30th and September 30th and (y) ninety (90) days after the last day of each quarter ending on December 31st, deliver to Bank with the quarterly financial statements a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c)    Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of quarterly financial statements and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3.    Inventory; Property; Books and Records; Inspection Rights.

(a)    Keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between any Loan Party or its Subsidiaries and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims of any Loan Party or any Subsidiary involving more than Five Hundred Thousand Dollars ($500,000.00).

(b)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of any Loan Party or any Subsidiary, as the case may be.

(d)    At reasonable times, on five (5) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), provide Bank, or its agents, the right, during normal business hours (except if an Event of Default has occurred and is continuing), to inspect the Collateral and the right to audit and copy Loan Parties’ Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months with reasonable efforts to minimize disruption to Borrower’s business, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Bank shall reasonably determine is necessary.

(e)    Make available to Bank, without expense to Bank, Borrower’s and its Subsidiaries’ officers, employees and agents and Loan Parties’ Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower or its Subsidiaries.

6.4.    Taxes

. Make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Loan Party or such Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Loan Party or such Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or such Subsidiary.

6.5.    Insurance.

(a)    At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where the Loan Parties’ business is conducted on the date hereof. Each Loan Party shall also maintain, for itself and its Subsidiaries, liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason other than non-payment of premium and ten (10) days’ notice for non-payment of premium. All policies of insurance shall be addressed to Bank as follows: HSBC Bank USA, N.A., Attn: Insurance Department, P.O. Box 1165, Buffalo, NY 14203. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at the applicable Loan Party’s option, be payable to such Loan Party to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6.    Accounts

. At all times shall maintain their primary depositary accounts and treasury banking arrangements in the United States, United Kingdom, Singapore, and Germany with Bank or Bank’s Affiliates (covered by Control Agreements). Any accounts of any Loan Party permitted hereunder to be maintained outside Bank shall be subject to Control Agreements. The provisions of the previous sentence shall not apply to (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank in the Perfection Certificate by Borrower as such, (b) any deposit account that is a zero balance account or a deposit account for which the balance of such deposit account is transferred at the end of each date to a deposit account that is subject to a Control Agreement, (c) withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with third parties and worker’s compensation accounts, (d) cash collateral accounts subject to Liens permitted under Section 7.5, and (e) any deposit account, commodity account or securities account so long as the average daily maximum balance over any 30-day period (i) in each such account, individually, does not exceed Fifty Thousand Dollars ($50,000) and (ii) in the aggregate for all such accounts does not exceed Five Hundred Thousand Dollars ($500,000).

6.7.    Financial Covenants.

(a)    Maximum Consolidated Total Leverage Ratio. The Loan Parties shall not permit the Consolidated Total Leverage Ratio, determined as of the end of each of their fiscal quarters, for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter to exceed 2.50 to 1.00.

(b)    Minimum Consolidated Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio, determined as of the end of each of their fiscal quarters, for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, to be less than 1.25 to 1.00.

6.8.    Registration of Intellectual Property Rights.

(a)    Promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

(b)    Give Bank prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(c)    (i) Protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.9.    Consent of Inbound Licensors

. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public and open source software licenses), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, (a) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (b) in good faith take such actions as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) such Loan Party’s or such Subsidiary’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10.    Creation/Acquisition of Subsidiaries; Certification of Shares

. In the event any Loan Party or any Subsidiary creates or acquires any Subsidiary, (a) promptly notify Bank of the creation or acquisition of such new Subsidiary, (b) if such Subsidiary is a Material Subsidiary, take all such action as may be reasonably required by Bank to cause such Subsidiary to guarantee the Obligations pursuant to the Guaranty and to grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), (c) grant and pledge to Bank a perfected security interest in the Shares of such Subsidiary and (d) deliver to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. In the event any Loan Party’s Subsidiaries’ Shares are certificated or otherwise evidenced by a “security certificate” (as that term is used in Article 8 of the Code), such Loan Party shall deliver such security certificate, together with a duly executed transfer power or other instrument of transfer (in form and substance satisfactory to Bank) executed in blank, to Bank in accordance with and to the extent required by the Pledge Agreement.

6.11.    Further Assurances

. At any time and from time to time execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12.    Use of Proceeds

. Use the proceeds of the Advances to pay expenses in connection with the Closing and for working capital and other general corporate purposes not in contravention of any law or of any Loan Document, including, without limitation, Permitted Acquisitions.

6.13.    Beneficial Ownership Certification

. Promptly following any request therefor, provide information and documentation reasonably requested by Bank for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

6.14.    Material Subsidiaries

. In the event that an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, the Borrower will, or will cause such existing Subsidiary to, if so requested by the Bank, (a) take all such action as may be reasonably required by Bank to cause such Subsidiary to guarantee the Obligations pursuant to a Guaranty in form and substance reasonably acceptable to Bank and to grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), (c) grant and pledge to Bank a perfected security interest in the Shares of such Subsidiary and (d) deliver to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. In the event such Subsidiary’s Shares are certificated or otherwise evidenced by a “security certificate” (as that term is used in Article 8 of the Code), such Subsidiary shall deliver such security certificate, together with a duly executed transfer power or other instrument of transfer (in form and substance satisfactory to Bank) executed in blank, to Bank in accordance with and to the extent required by the Pledge Agreement.

7.	NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations or obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Bank) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, such Loan Party will not do any of the following:

7.1.    Dispositions

. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution in violation of Section 6.6, other than Permitted Transfers.

7.2.    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year

. (a) Change its name or the applicable jurisdiction of incorporation or formation or relocate its chief executive office without thirty (30) days prior written notification to Bank; (b) replace its chief executive officer or chief financial officer without delivering written notification to Bank within five (5) days thereof; (c) engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower; or (d) change its fiscal year end.

7.3.    Fundamental Changes; Mergers or Acquisitions

. Dissolve, liquidate, merge or consolidate, or permit any of its Subsidiaries to dissolve, liquidate, merge or consolidate, with or into any other business organization (other than dissolutions, liquidations, mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower; provided if any such Subsidiary is a Loan Party, a Loan Party shall be the surviving entity), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than investments of a Subsidiary into another Subsidiary or Borrower to the extent permitted under Section 7.7), or enter into any agreement to do any of the same, except for Permitted Acquisitions.

7.4.    Indebtedness

. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on such Loan Party or Subsidiary an obligation to prepay any Indebtedness, except (a) Indebtedness to Bank and (b) prepayments of Indebtedness (other than Subordinated Debt except as otherwise permitted in Section 7.9) in the ordinary course of business.

7.5.    Encumbrances

. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property or (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment to the extent, if such arrangements constitute Indebtedness, such arrangements are permitted under Section 7.4) that such Loan Party or Subsidiary in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Loan Party’s or Subsidiary’s property. Notwithstanding anything contained herein to the contrary, no Loan Party shall create, incur, allow, or suffer any Lien on any of its Intellectual Property (except in favor of Bank).

7.6.    Distributions

. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other equity securities, except that Borrower may (a) repurchase (x) the stock of former employees and directors pursuant to stock repurchase agreements or any equity incentive plan or (y) certain stock or shares pursuant to that certain share repurchase program in effect as of March 17, 2022, as long as (i) an Event of Default does not exist prior to such repurchase and would not exist after giving effect to such repurchase, and (ii) the aggregate amount of cash payments in respect of such repurchases does not exceed Sixty Million Dollars ($60,000,000.00) in any fiscal year, (b) repurchase the stock of former employees pursuant to and in accordance with certain option agreements or stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists, (c) convert any of its convertible securities into equity securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, (d) [reserved], and (e) declare and pay dividends in shares of its equity securities and make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Borrower in connection with any dividend, split or combination of its equity securities or in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity securities of Borrower; provided, further, that the dividends and distributions permitted pursuant to clauses (a), (b) and (c) above shall only be permitted to the extent that after giving effect to any such dividend or distribution the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 6.7.

7.7.    Investments

. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or subject to Section 6.6 hereof, maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Domestic Subsidiary to do so unless such Person has entered into a Control Agreement, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, no Loan Party shall enter into, or permit any of its Subsidiaries to enter into, any license or agreement with any country that is the target of Sanctions or with any Person that is, or that is organized under or doing business in any country that is, the target of Sanctions.

7.8.    Transactions with Affiliates

. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Permitted Investments, and (c) sales of equity securities to existing investors (provided no Change in Control results from such sales).

7.9.    Subordinated Debt

. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10.    Inventory and Equipment

. Store the Inventory or the Equipment of a book value in excess of Five Hundred Thousand Dollars ($500,000.00) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business, for movable items of personal property having an aggregate book value not in excess of Five Hundred Thousand Dollars ($500,000.00) per location, and except for such other locations as Bank may approve in writing, each Loan Party shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which such Loan Party gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11.    No Investment Company; Margin Regulation; Compliance

. (a) Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose; (b) fail to meet the minimum funding requirements of ERISA or pursuant to any Foreign Government Scheme or Arrangement, as applicable, or permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to result in a Material Adverse Effect; or (d) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.12.    Sanctions

. Directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target or subject of Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as issuing bank, lender, underwriter, advisor, investor or otherwise).

7.13.    Anti-Bribery

. Use, directly or indirectly, any part of the proceeds of any Advance for any payments that could constitute a violation of any applicable anti-bribery law.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1.    Payment Default

. If any Loan Party fails to pay any (a) payment of principal or interest on any Advance when due, (b) other Obligation (other than any Obligation in respect of Bank Services) within three (3) days of when due (which three (3) day cure period shall not apply to payments due on the Revolving Maturity Date), or (c) Obligation in respect of Bank Services in an aggregate amount of at least $50,000 and, in the case of this clause (c), such Loan Party has failed to cure such default within ten (10) days after such Loan Party receives notice thereof or any officer of such Loan Party becomes aware thereof;

8.2.    Covenant Default.

(a)    If any Loan Party fails to perform any obligation under Sections 6.1 (as to existence), 6.2, 6.4, 6.5, 6.7 or 6.12 or violates any of the covenants contained in Section 7 of this Agreement; or

(b)    If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the other Loan Documents or any Bank Services Agreement, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days (or, solely to the extent relating to a Bank Services Agreement, thirty (30) days) after such Loan Party receives notice thereof or any officer of such Loan Party becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period (or, solely to the extent relating to a Bank Services Agreement, thirty (30) day period) or cannot after diligent attempts by such Loan Party be cured within such ten (10) day period (or, solely to the extent relating to a Bank Services Agreement, thirty (30) day period), and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional reasonable period (which shall not in any case exceed thirty (30) days (or, solely to the extent relating to a Bank Services Agreement, sixty (60) days)) to attempt to cure such default, so long as such Loan Party continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3.    Material Adverse Change

. If there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect;

8.4.    Defective Perfection

. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Prior Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5.    Attachment

. If any material portion of any Loan Party’s or any of its Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if such Loan Party or Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s and its Subsidiaries’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s and its Subsidiaries’ assets by the United States government, or any Governmental Authority, and the same is not paid within ten (10) days after Borrower or the applicable Subsidiary receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6.    Insolvency

. If any Loan Party or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due, or if an Insolvency Proceeding is commenced by any Loan Party or any of its Subsidiaries, or if an Insolvency Proceeding is commenced against any Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7.    Other Agreements

. If there is a default or other failure to perform in any agreement to which any Loan Party or any of its Subsidiaries is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness of Borrower or its Subsidiaries in an amount individually or in the aggregate of at least One Million Dollars ($1,000,000.00) or (b) such default or failure could reasonably be expected to result in a Material Adverse Effect;

8.8.    Subordinated Debt

. If any Loan Party or any Subsidiary makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9.    Judgments

. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any Subsidiary and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.10.    Misrepresentations

. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein, in any Loan Document, in any Bank Services Agreement or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement, any other Loan Document or any Bank Services Agreement which Borrower has failed to cure within ten (10) days after Borrower receives notice thereof or any officer of any Loan Party or any Subsidiary becomes aware thereof; provided, however, that if such default cannot by its nature be cured within such ten (10) day period, and is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.11.    Loan Documents; Bank Services Agreements

. Any Loan Document, or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any Loan Document or any Bank Services Agreement or, in either case, any provision thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

8.12.    Change in Control

. The occurrence of a Change in Control; or

8.13.    Governmental Approvals

. Any governmental approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such governmental approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal in the case of either clause (a) or (b) (i) cause, or could reasonably be expected to result in, a Material Adverse Effect, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold a governmental approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any governmental approval in any other jurisdiction and such effect on the status of or legal qualifications of Borrower or any of its Subsidiaries cause, or could reasonably be expected to result in, a Material Adverse Effect.

9.	BANK’S RIGHTS AND REMEDIES.

9.1.    Rights and Remedies

. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Loan Parties:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b)    Cause to be terminated any FX Contracts;

(c)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of any Loan Party’s owned premises, each Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)    Set off and apply to the Obligations any and all (i) balances and deposits of such Loan Party held by Bank or its Affiliates, and (ii) indebtedness at any time owing to or for the credit or the account of such Loan Party held by Bank or its Affiliates;

(g)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, such Loan Party’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i)    Bank may credit bid and purchase at any public sale;

(j)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of the Loan Parties and their Subsidiaries or any other Person liable for any of the Obligations; and

(k)    Exercise all rights and remedies available to Bank under the Loan Documents or any Bank Services Agreement or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2.    Power of Attorney

. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Loan Party’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Loan Party where permitted by law; provided Bank may exercise such power of attorney to sign the name of such Loan Party on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as each Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Advances hereunder is terminated.

9.3.    Accounts Collection

. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to any Loan Party of Bank’s security interest in such funds and verify the amount of such Account. Each Loan Party shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4.    Bank Expenses

. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent, provided that Bank shall give Borrower prior written notice of its intent to spend more than Fifty Thousand Dollars ($50,000.00) in accordance with this Section 9.4. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5.    Bank’s Liability for Collateral

. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6.    No Obligation to Pursue Others

. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against the Loan Parties. Each Loan Party waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7.    Remedies Cumulative

. Bank’s rights and remedies under this Agreement, the Loan Documents, the Bank Services Agreements and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on any Loan Party’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Loan Party expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8.    Demand; Protest

. Except as otherwise provided in this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Bank or any Loan Party may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:

c/o AvePoint, Inc.

Riverfront Plaza West

901 East Byrd Street, 9th Floor

Richmond, VA 23219

Attn:          General Counsel

Email: legal@avepoint.com

If to Bank:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attn:          Jan Luehrs

Email: jan.luehrs@us.hsbc.com

With a copy to:

HSBC Bank USA, National Association

Attention: CMB Loan Service Team

2929 Walden Avenue

Depew, New York 14043

Telephone: 716-841-6444

Email: CMB.Loan.Service@us.hsbc.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) arising out of or relating thereto (except, as to any Loan Document, as expressly set forth therein) and the transactions contemplated by such documents shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations Law. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process, right to a jury trial and agrees that service thereof may be made by certified or registered mail directed to such Person at such Person’s address for purposes of notices hereunder and that service so made shall be deemed completed upon the earlier to occur of such Person’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12.	GENERAL PROVISIONS.

12.1.    Successors and Assigns

. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided, however, that, so long as no Default has occurred and is continuing, any such assignment (other than any assignment to an Affiliate of the Bank or Approved Funds) shall be subject to the consent (not to be unreasonably withheld or delayed) of Borrower; provided further that Borrower shall be deemed to have consented to any such assignment unless Borrower shall object thereto by written notice to the Bank within five (5) days after having received written notice thereof.

12.2.    Indemnification

. Each Loan Party agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents and any Bank Services Agreement; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, or arising from transactions between Bank and any Loan Party (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by any Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction. This Section 12.2 shall not apply with respect to taxes other than any taxes that represent losses or expenses arising from any non-tax claim.

12.3.    Time of Essence

. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4.    Severability of Provisions

. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5.    Correction of Loan Documents

. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6.    Amendments in Writing, Integration

. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7.    Counterparts

. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8.    Survival

. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations or obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Bank) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of the Loan Parties to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9.    Confidentiality

. In handling any confidential information regarding Borrower and its Subsidiaries and their business, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision or to terms substantially the same as those of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10.    Attorneys’ Fees, Costs and Expenses

. In any action or proceeding between any Loan Party and Bank arising out of or relating to the Loan Documents, the Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11.    Electronic Execution of Documents

. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12.    Right of Setoff

. Each Loan Party hereby grants to Bank and its Affiliates a Lien and a right of setoff as security for all Obligations to Bank and its Affiliates, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any of its Affiliates or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank and its Affiliates may setoff the same or any part thereof (other than amounts in deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank in the Perfection Certificate by Borrower as such) and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK OR ITS AFFILIATES TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13.    Captions

. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14.    Divisions

. For all purposes hereunder and under the other Loan Documents, if in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its equity interests at such time on the first date of its existence for purposes of Section 6.10.

12.15.    Construction of Agreement

. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16.    Relationship

. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17.    Third Parties

. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18.    Patriot Act; Compliance with Sanctions

. Pursuant to the requirements of the Patriot Act, each Loan Party must provide information to Bank that enables it to verify identification information concerning such Loan Party, including the name and address of such Loan Party and other information that will allow Bank to identify such Loan Party in accordance with the Patriot Act.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AVEPOINT, INC.

By:         /s/ Brian Michael Brown

Name:    Brian Michael Brown

Title:      Chief Legal and Compliance Officer

[Signature Page to Loan and Security Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION

By:          /s/ Jan Luehrs

Name:     Jan Luehrs

Title:       Senior Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to any Loan Party or Subsidiary arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Loan Party or Subsidiary and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Loan Party or Subsidiary and Loan Parties’ Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Applicable Margin” means, for any day, with respect to any Advance, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Prime Rate Margin,” “Term SOFR Margin,” or “Unused Facility Fee Margin,” as the case may be, based upon the Consolidated Total Leverage Ratio applicable on such date:

Pricing Level	Consolidated Total Leverage Ratio:	Prime Rate Margin	Term SOFR Margin	Unused Facility Fee Margin
I	Greater than 1.25 to 1.00	2.25%	3.25%	0.55%
II	Less than or equal to 1.25 to 1.00	2.00%	3.00%	0.50%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Rate Determination Date”) five (5) Business Days after the date on which the quarterly compliance certificates and related financial statements and information required in accordance with the provisions of Sections 6.2(a) and 6.2(c), as appropriate, are delivered to the Bank; provided that:

(i)         as of the Closing Date, the Applicable Margin shall be based on Pricing Level II, and shall remain in effect at Pricing Level II until the first Rate Determination Date to occur after delivery of the financial statements for the Borrower for the fiscal quarter ending September 30, 2023;

(ii)         the Applicable Margins shall be based on Pricing Level I (x) in the event a quarterly compliance certificate or related financial statements and information are not delivered timely to the Bank by the date required by Section 6.2(a) or Section 6.2(c), as applicable, and until five (5) Business Days after such time as an appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable pricing level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information, and (y) during the existence of an Event of Default; and

Exhibit A-1

(iii)         in the event the aforementioned financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the Applicable Margins would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest and fees due under this Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Each Applicable Margin shall be effective from the applicable Rate Determination Date until, but excluding, the next such Rate Determination Date. The Bank shall determine the appropriate Applicable Margins in the pricing matrix promptly upon receipt of the quarterly compliance certificate and related financial information and shall promptly notify the Borrower of any change thereof. Such determinations by the Bank shall be conclusive absent manifest error. Adjustments in the Applicable Margins shall be effective on the Rate Determination Date as to existing Advances as well as new Advances made thereafter.

“Approved Fund” means any Fund that is administered or managed by (a) Bank, (b) an Affiliate of Bank or (c) an entity or an Affiliate of an entity that administers or manages Bank.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.6(d)(iv).

“Availability Amount” means, as of any date of determination, (a) the Revolving Line, minus (b) Total Outstandings.

“Bank Entities” has the meaning assigned in Section 12.9.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses of outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses of outside counsel incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Bank Services” are any cash management arrangements, letters of credit, deposit accounts, business credit cards and foreign exchange services (including any FX Contracts) previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any of Bank’s Affiliates, as any such products or services may be identified in Bank’s or such Affiliate’s various agreements related thereto (each, a “Bank Services Agreement”).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

Exhibit A-2

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Bank and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated or bi-lateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated pr bilateral credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

Exhibit A-3

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof)

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.6(d) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.6(d).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation

“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230.

“Business Day” means any day that is not a Saturday, Sunday or a day on which Bank is closed, and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency. In addition, when used in connection with a Term SOFR Rate Advance, the term “Business Day” is any such day that is also a U.S. Government Securities Business Day.

Exhibit A-4

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under capita lease) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or Moody’s Investors Service, Inc., and any successor to any of the foregoing; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).

“Change in Deferred Revenue” means, as of any date of determination, an amount equal to the difference between (a) the amount of Deferred Revenue as of the measurement period then ended and (b) the amount of Deferred Revenue as of the end of the immediately prior measurement period. For the avoidance of doubt, when used in the determination of Consolidated Adjusted EBITDA, Change in Deferred Revenue shall be measured on a trailing four (4) fiscal quarter basis.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Exhibit A-5

“Chief Executive Office State” means the state where the applicable Loan Party’s chief executive office is located.

“Claims” has the meaning assigned in Section 12.2.

“Closing” has the meaning assigned in Section 3.1.

“Closing Date” means the date on which the Closing occurs in accordance with Section 3.1.

“Code” means the Uniform Commercial Code of the State of New York as amended or supplemented from time to time; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described in Exhibit B, except to the extent (a) any such property is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (b) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (c) any such property constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty-five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (d) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Collateral State” means the state or states where the Collateral having an aggregate book value in excess of One Hundred Thousand Dollars ($100,000.00) is located, which is New Jersey and Virginia.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit D.

Exhibit A-6

“Conforming Changes” means, with respect to either the use or administration of SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.6(a) and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) Consolidated Interest Expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) unusual or non-recurring charges, expenses or losses acceptable to the Bank, (f) non-cash charges and expenses related to stock-based compensation, (g) Change in Deferred Revenue and (g) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period) and (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Loan Parties or any Subsidiary shall have consummated a Permitted Acquisition, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, as to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) (i) Consolidated Adjusted EBITDA for such period, minus (ii) all Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis, for such period, to (b) the Consolidated Fixed Charges of the Borrower and its Subsidiaries on a consolidated basis, for such period.

“Consolidated Fixed Charges” shall mean, as to the Borrower and its Subsidiaries on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Consolidated Interest Expense paid in cash, plus (b) all scheduled and mandatory principal payments of Indebtedness for borrowed money and payments of Indebtedness for the deferred purchase price of any property or services (including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with any acquisition or sale or other disposition of assets) and capital leases (and without duplication of item (a) of this definition, the interest component with respect to Indebtedness under capital leases), plus (c) taxes paid during such period in cash.

Exhibit A-7

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capital lease obligations) net of total interest income of the Borrower and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements in respect of interest rates to the extent that such net costs are allocable to such period).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Consolidated Revenue” means, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total revenues” (or a similar caption) on a consolidated balance sheet of the Borrower and all Subsidiaries at such date.

“Consolidated Total Assets” means, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a consolidated balance sheet of the Borrower and all Subsidiaries at such date.

“Consolidated Total Leverage Ratio” means, for any period, as to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries as of the last day of such period to (b) Consolidated Adjusted EBITDA for such period.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

Exhibit A-8

“Contracts” means subscription revenue contracts, maintenance renewal contracts, maintenance contracts and OEM contracts, and other contracts of a similar type, of Borrower and its Subsidiaries.

“Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and Bank, which agreement is in form and substance reasonably acceptable to Bank and which provides Bank with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means any Advance, any FX Contract, amount utilized for cash management services, or any other extension of credit by Bank or its Affiliates for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned in Section 2.3(b).

“Deferred Revenue” means, as of any date of determination, all amounts received or invoiced pursuant to Contracts in advance of performance under Contracts and not yet recognized as revenue but expected to be recognized as revenue within twelve (12) months from such date of determination.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Loan Party has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Section 8.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank: (a) taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case (i) imposed by the United States or as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax, or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes that are imposed on amounts payable to Bank to the extent that the obligation to withhold amounts existed on the date of this Agreement, and (c) any U.S. federal withholding taxes imposed under FATCA.

Exhibit A-9

“Existing Credit Agreement” means that certain Loan and Security Agreement dated as of April 7, 2020, by and between HSBC Ventures USA Inc. and Borrower, as amended, supplemented or otherwise modified and in effect prior to the date hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” has the meaning assigned in Section 5.18.

“Floor” means zero percent (0.00)%.

“Foreign Currency” is lawful money of a country other than the United States.

“Foreign Government Scheme or Arrangement” is defined in Section 5.9(c).

“Foreign Plan” has the meaning assigned in Section 5.9(c).

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“FX Contract” means any foreign exchange contract by and between Borrower and Bank or any of Bank’s Affiliates under which Borrower commits to purchase from or sell to Bank or such Affiliate a specific amount of Foreign Currency on a specified date.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means each Material Subsidiary that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.10 or Section 6.14, respectively.

“Guaranty” means each guaranty entered into pursuant to Section 6.10 or Section 6.14, respectively, from time to time, in each case as amended, restated, supplemented or otherwise modified from time to time.

Exhibit A-10

“Immaterial Subsidiary” means any Domestic Subsidiary that has, as of the date of determination, (x) total assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) less than 10.0% of Consolidated Total Assets and (y) total revenue (when combined with the revenue of all other Immaterial Subsidiaries, after eliminating intercompany obligations) less than 10.0% of Consolidated Revenue, each based on the quarterly financial statements of the Borrower most recently delivered to the Bank.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Tax” has the meaning assigned in Section 2.8(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law of any jurisdiction, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of any Loan Parties’ or its Subsidiaries’ right, title, and interest in and to the following:

(a)    Copyrights, Trademarks and Patents;

(b)    All trade secrets, and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)    All design rights which may be available to such Loan Party or Subsidiary now or hereafter existing, created, acquired or held;

(d)    All claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)    All licenses or other rights to use any of the Copyrights, Patents or Trademarks; and

(f)    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Payment Date” means (a) as to any Advance with an interest rate based on the Prime Rate, the last Business Day of each quarter during the term hereof (for the avoidance of doubt, such payment shall be an interest payment in arrears for the previous quarter), (b) as to any Term SOFR Rate Advance, on the last day of any applicable Interest Period (for the avoidance of doubt, such payment shall be an interest payment for the Interest Period ending on such day), and (c) in addition to the foregoing, the date upon which Revolving Line has been terminated and the Advances have been paid in full shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued and unpaid under this Agreement.

Exhibit A-11

“Interest Period” means, with respect to any Term SOFR Rate Advance, a period of one month, commencing on the date Term SOFR becomes applicable thereto; provided, however, that: (a) the first day of each Interest Period must be a Business Day; (b) no Interest Period shall be selected which would extend beyond the Revolving Maturity Date; (c) any Interest Period which would otherwise expire on a day which is not a Business Day, shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event the Interest Period shall end on the immediately preceding Business Day; and (d) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Inventory” means all present and future inventory in which any Loan Party or any Subsidiary has any interest.

“Investment” means any beneficial ownership of (including, without limitation, stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” means, as of any date of determination, the sum of (a) the Availability Amount plus (b) the amount of unrestricted and unencumbered (other than subject to Bank’s Lien) cash and Cash Equivalents of the Borrower and its Subsidiaries in accounts subject to Control Agreements.

“Loan Documents” means, collectively, this Agreement, each Pledge Agreement, each Guaranty, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended, restated, extended or otherwise modified from time to time.

“Loan Party” means Borrower and each Guarantor. As of the Closing Date, the Borrower is the only Loan Party.

“Loan Parties’ Books” means all of Borrower’s and its Subsidiaries’ books and records including: ledgers; records concerning Borrower’s and its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

Exhibit A-12

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, assets, results, operations, prospects or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; or (c) a material impairment of the ability of any Loan Party to repay the Obligations.

“Material Subsidiary” means any Domestic Subsidiary that is not an Immaterial Subsidiary.

“Negotiable Collateral” means all of the Loan Parties’ present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Loan Parties’ Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, letters of credit and other amounts owed to Bank or Bank’s Affiliates by any Loan Party or Subsidiary thereof pursuant to this Agreement, any Bank Services Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all obligations relating to Bank Services, and including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from the Loan Parties to others that Bank may have obtained by assignment or otherwise.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank, taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” is the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment/Advance Form” has the meaning assigned in Section 2.1(b)(ii)(1). “Perfection Certificate” has the meaning assigned in Section 5.19.

Exhibit A-13

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries that are Loan Parties of all or substantially all of the stock and/or assets of a Person, provided that (a) the total consideration paid or payable in cash or Cash Equivalents by or on behalf of Borrower or such Subsidiary for such purchase or other acquisition (including any earn-out or Contingent Obligations in respect thereof), when aggregated with the total consideration paid in cash or Cash Equivalents by or on behalf of Borrower and its Subsidiaries for all other acquisitions pursuant to this Permitted Acquisitions definition, does not exceed Thirty Million Dollars ($30,000,000), (b) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (c) such transaction would not result in a Change in Control, (d) if applicable, Borrower or another Loan Party would be the surviving entity, (e) the business acquired in connection with such acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which Borrower and its Subsidiaries are engaged on the Closing Date and any business activities that are reasonably similar, related, or incidental thereto, (f) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such acquisition other than Permitted Liens, (g) the subject assets or equity interests, as applicable, are being acquired directly by Borrower or one of its Subsidiaries, and, in connection therewith, Borrower or the applicable Subsidiary shall have complied with Section 6.10 and, in the case of an acquisition of equity interests, Borrower or the applicable Subsidiary shall have demonstrated to Bank that the new Subsidiary has received consideration sufficient to make the joinder documents binding and enforceable against such new Subsidiary, if applicable, (h) the proposed acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target, (i) all transactions in connection with such acquisition shall be consummated, in all material respects, in accordance with applicable laws, and (j) on a pro forma basis after giving effect to such Permitted Acquisition, the Loan Parties shall have Liquidity in an amount of at least Twenty Million Dollars ($20,000,000.00).

“Permitted Indebtedness” means:

(a)    Indebtedness of the Loan Parties in favor of Bank arising under this Agreement or any other Loan Document and Bank Services Agreement;

(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)    Indebtedness not to exceed One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time secured by a Lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)    Subordinated Debt;

(e)    Indebtedness to trade creditors incurred in the ordinary course of business;

(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)    reimbursement and indemnification obligations to financial institutions in respect of letters of credit issued by such financial institutions in respect of leased premises up to a maximum principal amount not to exceed Six Million Dollars ($6,000,000.00) at any time;

(h)    hedging agreements entered into in the ordinary course of business in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of Borrower or any Subsidiary;

(i)    Indebtedness of Borrower or any Domestic Subsidiary (excluding AvePoint Ventures, LLC and tyGraph Incorporated) not otherwise included in clauses (a) through (h) or (j) through (o) of this definition to the extent that the aggregate principal amount thereof does not exceed Three Million Dollars ($3,000,000.00) at any time;

Exhibit A-14

(j)    Indebtedness in connection with intercompany loans permitted under clause (d) of the definition of Permitted Investments; provided, that (i) in the case of Indebtedness owed to a Loan Party, such Indebtedness shall be evidenced by an intercompany note that shall be pledged to Bank and delivered to Bank together with an instrument of transfer or assignment, duly executed in blank, (ii) in the case of Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party, such Indebtedness shall be subordinated on terms acceptable to Bank, and (iii) all such Indebtedness shall be on terms otherwise acceptable to Bank;

(k)    guaranties by any Subsidiary of Permitted Indebtedness of Borrower or another Subsidiary;

(l)    guaranties by Borrower of Permitted Indebtedness of the Subsidiaries to the extent that the aggregate amount of such Permitted Indebtedness guarantied does not exceed Two Million Dollars ($2,000,000.00) at any time;

(m)    subject to the prior written consent of Bank, unsecured Indebtedness of any Loan Party incurred pursuant to the SBA Coronavirus PPP Loan or U.S. Department of Treasury loans under the CARES Act which are in whole or part responsive to the COVID-19 pandemic, as updated by the U.S. federal government from time to time;

(n)    Indebtedness incurred in the ordinary course of business in respect of credit cards in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) at any time; and

(o)    extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or any Subsidiary, as the case may be.

“Permitted Investment” means:

(a)    Investments existing on the Closing Date disclosed in the Schedule, including Investments in the Subsidiaries;

(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or Moody’s Investors Service, Inc., and any successor to any of the foregoing, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) Bank’s money market accounts, (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy that Borrower’s Board of Directors adopts;

(c)    Investments accepted in connection with Permitted Transfers;

(d)    Investments, including without limitation, intercompany loans, by Subsidiaries in or to other Subsidiaries or Borrower; provided, however, that (i) in the case of intercompany loans, such Investments are permitted under clause (j) of the definition of “Permitted Indebtedness” and (ii) investments by Subsidiaries that are Loan Parties in Subsidiaries that are not Loan Parties shall not exceed in the aggregate at any time the result of $2,000,000 minus the aggregate amount of all Investments made pursuant to clause (e) below of this definition;

(e)    Investments, including without limitation, intercompany loans, by Borrower in its Subsidiaries; provided, however, that any Investments in any Subsidiaries that are not Loan Parties shall not exceed in the aggregate at any time the result of $2,000,000 minus the aggregate amount of all Investments made pursuant to clause (d)(ii) above of this definition;

Exhibit A-15

(f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year;

(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(j)    joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by any Loan Party or its Subsidiaries do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year;

(k)    to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business and consistent with the Loan Parties’ historical practices;

(l)    Investments made by A3 Ventures; provided that any Investment by the Borrower or its Subsidiaries in A3 Ventures is permitted by sub-clause (d), (e) or (m) of this definition; and

(m)    Investments not otherwise included in clauses (a) through (l) of this definition to the extent that they do not exceed One Million Dollars ($1,000,000.00) in the aggregate at any time.

“Permitted Liens” means the following:

(a)    any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents or Bank Services Agreements;

(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)    Liens securing Indebtedness not to exceed One Million Dollars ($1,000,000.00) in the aggregate outstanding (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)    Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;

Exhibit A-16

(f)    deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, all in the ordinary course of Borrower’s business;

(g)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(h)    Liens on the cash collateral held at financial institutions securing the Indebtedness described in clause (g) of the defined term “Permitted Indebtedness” in an amount not to exceed Six Million Dollars ($6,000,000.00);

(i)    Liens that constitute Permitted Transfers;

(j)    Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s or its Subsidiaries’ business and imposed without action of such parties; provided that the payment thereof is not yet required;

(k)    Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(l)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; and

(m)    statutory or common law (non-contractual) Liens of landlords.

“Permitted Prior Liens” means Permitted Liens described in clauses (c), (f), (g), (h), (j), (k) (to the extent permitted under the Control Agreements relating to the deposit accounts subject to the Permitted Liens described in clause (k)) and (m) of the defined term “Permitted Liens” and as set forth in the Schedule.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)    Inventory in the ordinary course of business;

(b)    non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, and exclusive licenses and similar arrangements on a case by case basis for customers in connection with custom software developed for such customers;

(c)    worn-out, surplus or obsolete Equipment;

(d)    sales of Borrower’s equity securities which do not result in a Change in Control and, to the extent such sales are to Affiliates, they are made in compliance with Section 7.8;

(e)    money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement;

Exhibit A-17

(f)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g)    transfers of assets from (i) a Subsidiary that is not a Loan Party to another Subsidiary or Borrower and (ii) a Loan Party to another Loan Party; or

(h)    other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000.00) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pledge Agreement” means (a) the Pledge Agreement among the Loan Parties and Bank dated as of the date hereof, and (b) each other pledge agreement entered into pursuant to Section 6.10 or Section 6.14 from time to time, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the greater of (a) the rate of interest publicly announced by Bank from time to time as its prime rate and as a base rate for calculating interest on certain loans and (b) zero percent (0%). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate may or may not be the most favorable rate charged by Bank to its customers.

“Prime Rate Advances” means Advances bearing interest, on the outstanding daily balance thereof, at a rate equal to the Prime Rate

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Borrower.

“Revolving Line” means an aggregate principal amount not to exceed Thirty Million Dollars ($30,000,000.00), except as such amount may be increased pursuant to Section 2.1(c).

“Revolving Maturity Date” means November 3, 2026.

“Revolving Note” has the meaning assigned in Section 2.1(b)(iii).

Exhibit A-18

“Sanctions” has the meaning assigned in Section 5.17.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (a) sixty-five percent (65%) of the issued and outstanding voting capital stock, membership units or other securities owned or held of record by each Loan Party in any direct wholly-owned Foreign Subsidiary, (b) one hundred percent (100%) of the issued and outstanding non-voting capital stock, membership units or other securities owned or held of record by each Loan Party in any direct wholly-owned Foreign Subsidiary, and (c) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by each Loan Party or any Domestic Subsidiary in any wholly-owned Subsidiary which is an entity organized under the laws of the United States or any territory thereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, as to any Person, such Person is able to pay its debts (including trade debts) as they mature; the fair saleable value of such Person’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and such Person is not left with unreasonably small capital after the transactions contemplated by this Agreement.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and Delaware and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (a) any general partnership interest or (b) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term SOFR” means for any calculation with respect to a Term SOFR Rate Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor.

Exhibit A-19

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Rate Advance” has the meaning assigned in Section 2.3(a).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Outstandings” means, as of any date of determination, the aggregate principal amount of all outstanding Advances.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UK Bribery Act” has the meaning assigned in Section 5.18.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Exhibit A-20

DEBTOR:                           [APPLICABLE LOAN PARTY] (“Debtor”)

SECURED PARTY:                  HSBC BANK USA, NATIONAL ASSOCIATION

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO
LOAN AND SECURITY AGREEMENT

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the Uniform Commercial Code of the State of New York, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property (defined below), now owned or hereafter acquired; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of November 3, 2023, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

“Intellectual Property” means all of Debtor’s right, title, and interest in and to the following:

(a)    Copyrights, Trademarks and Patents;

(b)    All trade secrets and intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)    All design rights which may be available to Debtor now or hereafter existing, created, acquired or held;

(d)    All claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)    All licenses or other rights to use any of the Copyrights, Patents or Trademarks; and

(f)    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Copyrights” means all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by such trademarks.

Exhibit B-1

EXHIBIT C

PAYMENT/ADVANCE FORM

HSBC Bank USA, National Association
Attention: CMB Loan Service Team

2929 Walden Avenue

Depew, New York 14043

Telephone: 716-841-6444

Email: CMB.Loan.Service@us.hsbc.com

Ladies and Gentlemen:

The undersigned, AvePoint, Inc., as Borrower (“Borrower”), refers to that certain Loan and Security Agreement, dated as of November 3, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; defined terms used herein but not defined herein shall have the meanings ascribed to them in the Loan Agreement), among Borrower, HSBC BANK USA, NATIONAL ASSOCIATION, as Bank, and the Guarantors party thereto, and hereby gives Bank irrevocable notice, pursuant to Section 2.1(b)(ii)(1) of the Loan Agreement, that Borrower hereby requests an Advance under the Loan Agreement, and in connection therewith sets forth below the information relating to such Advance (the “Proposed Advance”) as required by Section 2.1(b)(ii)(1) of the Loan Agreement:

(i)         The requested funding date (which is a Business Day) of the Proposed Advance is ______, 20__.

(ii)         The aggregate amount of the Proposed Advance is $_____.

(iii)         The Proposed Advance will subject to Term SOFR with an Interest Period of one (1) month.

All requests must be received by 12 PM New York City time, two (2) Business Days prior to the requested funding date of the Proposed Advance.

[Signature Page Follows]

Exhibit C-1

AVEPOINT, INC., as Borrower

By:_________________________________

Name:

Title:

[Signature Page to Payment/Advance Form]

Exhibit C-2

EXHIBIT D

COMPLIANCE AND PRICING CERTIFICATE

Please send all Required Reporting to:	HSBC Bank USA, National Association 452 Fifth Avenue New York, NY 10018 Email: jan.luehrs@us.hsbc.com

FROM:	AvePoint, Inc.

The undersigned Responsible Officer of AvePoint, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement among Borrower, the Guarantors, and HSBC Bank USA, National Association dated as of November 3, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement), (i) the Loan Parties are in complete compliance for the period ending _____________________ with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of the Loan Parties stated in the Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, provided, however, that (A) no materiality qualifier shall be applicable to (1) such representations and warranties made as of the Closing Date, and (2) any representations and warranties that already are qualified or modified by materiality in the text thereof and (B) those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification. The Responsible Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Quarterly F/S	If not timely filed with the SEC, quarterly, as soon as available, but in any event within 45 days after the end of each fiscal quarter	YES NO
Compliance Certificate	Quarterly, within [45][90] days	YES NO
CPA Audited, Unqualified F/S	If not timely filed with the SEC, annually, as soon as available, but in any event within 90 days of FYE	YES NO
Annual Business Plan (incl. operating budget)	Within 60 days after FYE	YES NO
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES NO
Total amount of Loan Parties’ cash in United States, United Kingdom, Singapore and Germany	Amount: $__________________
Total amount of Loan Parties’ cash in United States, United Kingdom, Singapore and Germany maintained with Bank and Bank’s Affiliates	Amount: $__________________

FINANCIAL COVENANT	REQUIRED	ACTUAL	COMPLIES
TO BE TESTED QUARTERLY, UNLESS OTHERWISE NOTED:
Minimum Consolidated Fixed Charge Coverage Ratio	1.25:1.00	____:1.00	YES NO
Maximum Consolidated Total Leverage Ratio	2.50 :1.00	____:1.00	YES NO

APPLICABLE MARGIN:

Based on the Total Leverage Ratio set forth above, the Applicable Margin should be [3.25% for Term SOFR Rate Advances and 2.25% for Prime Rate Advances] or [3.00% for Term SOFR Rate Advances and 2.00% for Prime Rate Advances] for the succeeding period.

UNUSED FACILITY FEE:

Pursuant to Section 2.5 of the Agreement, the quarterly unused facility fee for the fiscal quarter ending [_____ __], 20[__] is [____].

Please Enter Below Comments Regarding Violations:

[Signature Page Follows]

Exhibit D-1

The Responsible Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no Advances will be made.

Very truly yours,

_______________________________________

Authorized Signer

Name:

Title:

[Signature Page to Compliance and Pricing Certificate]

Exhibit D-2

Exhibit E

Form of Revolving Note

$30,000,000         New York, New York
         [_______ __], 2023

FOR VALUE RECEIVED, the undersigned, AVEPOINT, INC. (“Borrower”), hereby unconditionally promises to pay, on or before the Revolving Maturity Date, to the order of HSBC Bank USA, National Association (“Bank”) at 452 Fifth Avenue, New York, NY 10018, Attn: Jan Luehrs, or at the holder’s option, at such other place as may be designated by the holder, in lawful money of the United States of America, a principal sum equal to the lesser of THIRTY MILLION AND 00/100 DOLLARS ($30,000,000.00) or the aggregate unpaid principal amount of all Advances made by Bank to the Borrower from time to time under that certain Loan and Security Agreement, dated as of November 3, 2023, by and among the Borrower, certain Subsidiaries of the Borrower party thereto as Guarantors, and the Bank, as the same may hereafter be amended, amended and restated, supplemented, renewed, restated, replaced or otherwise modified from time to time (the “Loan Agreement”) as evidenced by the inscriptions made on the schedule attached hereto, or any continuation thereof (the “Schedule”). The Borrower further promises to pay interest on the unpaid principal amount hereof from time to time at the rates and at such times as are specified in the Loan Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Loan Agreement.

The Bank and each holder of this Note are authorized to inscribe on the Schedule, the date of the making of each Advance, the amount of each Advance, the applicable rate options and Interest Periods, all payments on account of principal and the aggregate outstanding principal balance of this Note from time to time unpaid. Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Bank or any holder of this Note to make, and no error in making, any inscriptions on the Schedule shall affect Borrower’s obligation to repay the full principal amount loaned to or for the account of Borrower, or the Borrower’s obligation to pay interest thereon at the agreed upon rate.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the Borrower will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by a duly authorized officer of the Borrower and the holder hereof.

Exhibit E-1

Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note evidences a borrowing under the Loan Agreement to which reference is hereby made with respect to interest rate options and periods, prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and rights of acceleration of the principal hereof on the occurrence of certain events. The obligations of the Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral.

Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

[Signature Page Follows This Page]

Exhibit E-2

The Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

AVEPOINT, INC., as Borrower

By:___________________________________

Name:

Title:

[Signature Page to Revolving Note]

Exhibit E-3

SCHEDULE

LOANS, RATE OPTIONS AND PAYMENTS OF PRINCIPAL

TYPE OF LOAN	DATE LOAN MADE, CONTINUED OR CONVERTED	AMOUNT OF LOAN MADE, CONTINUED OR CONVERTED	INTEREST PERIOD DATES	INTEREST PERIOD DATES	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	NOTATION MADE BY AND DATE

Exhibit E-4

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

None.

Permitted Investments (Exhibit A)

●	AvePoint, Inc. owns 100% (1,242,678 shares) of AvePoint Korea Co. Ltd., a limited company organized under the laws of the Republic of Korea.

Permitted Liens (Exhibit A)

None.

Collateral (Section 5.3)

None.

Intellectual Property (Section 5.4)

None.

Prior Names (Section 5.5)

None.

Litigation (Section 5.6)

None.

Subsidiaries (Section 5.10)

AvePoint, Inc. owns 100% of AvePoint Ventures, LLC

Schedule of Exceptions - 1

Inbound Licenses (Section 5.12)

●

AvePoint, Inc. has the following several inbound licenses or other agreements in place, the failure, breach or termination of which could reasonably be expected to cause a Material Adverse Effect, or that may otherwise restrict a Loan Party from granting a security interest in such Loan Party’s interest in such license or agreement or any other property.

Licensed Software/ IP/ Technology	Counterparty	Contract Name	Contract Date	Exclusive (Yes/No)
Azure	Microsoft Corporation	Server and Cloud Enrollment, Agreement No. E7958215 between AvePoint, Inc. and Microsoft Corporation	December 1, 2022	No
Dynamics 365	Microsoft Corporation	Direct Enterprise Enrollment 83343459– Renewal between AvePoint, Inc. and Microsoft Corporation	June 30, 2022	No
O365 E3	Microsoft Corporation	Direct Enterprise Enrollment 83343459– Renewal between AvePoint, Inc. and Microsoft Corporation	June 30, 2022	No

Schedule of Exceptions - 2